Exhibit 99.1

Sino Agro Food Provides Updates on the Restructuring of its Aquaculture Business

January 17, 2017

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME) (or the “Company”), an agriculture technology and natural food company that produces and sells protein food including seafood and cattle, on behalf of its wholly owned subsidiary Tri-way Industries Ltd. (“Tri-way”), today announced it has completed important legal due diligence and made meaningful progress toward the restructuring, carve-out and subsequent spin-off of the Company’s aquaculture operations into an independent, publicly traded company.

The completion of this legal due diligence represents a significant milestone in the Company’s strategic plan, allowing it to move forward with the carve-out and spin-off of its aquaculture assets. The lead advisor for the planned IPO of the aquaculture business has accepted all legal opinions related to the below items.

1)	JFD registered as a Wholly Foreign Owned Enterprise of Tri-way

The operating company of Aqua Farm 1, Jiangmen City A Power Fishery Development Co. Ltd. (“JFD”) has been registered as a Wholly Foreign Owned Enterprise (“WFOE”) of Tri-way by the Authorities of PRC Business Registration. Thus, shareholders of Sino Agro Food, Inc. are legally eligible to own shares in Tri-way directly, both prior to and at the time of IPO, under Hong Kong foreign ownership laws.

2)	Legal agreements pertaining to transfer of assets secured

JFD has secured the requisite legal agreements needed to acquire all farm assets of Aquafarm 2 (“AF2”)*, Aquafarm 3 (“AF3”)*, Aquafarm 4 (“AF4”)*, as well as the authority to determine and hire contractors for Aquafarm 5 (“AF5”)*. This is a positive step toward creating an efficient and streamlined single entity, which holds all the Company’s aquaculture operations, in preparation for the carve-out and spin-off of JFD’s parent company, Tri-way. Today, JFD also owns and operates Aquafarm 1, a grow-out facility for fish, prawns and eels in the Guangdong Province in China.

3)	Tri-way granted master license for APRAS technology

Furthermore, Sino Agro Food’s wholly owned subsidiary, Capital Award Inc., has granted Tri-way a China Master License to develop and operate up to 20,000 units of its A Power Recirculating Aquaculture System ("APRAS" technology) over a 50-year period, at a combined Developer and Operator’s license fee of $100,000 per APRAS. This will allow Tri-way to develop and operate additional aquaculture facilities using the APRAS technology, opening up long-term expansion opportunities in China. For a frame of reference, AF4 uses 144 APRAS modules and plans for AF5 call for 864 APRAS modules. The proprietary APRAS technology produces seafood using less water, less land, less feed, and is more bio-secure than other methods of aquaculture. Moreover, it produces a higher seafood yield and, due to its climate-controlled environment, ensures more reliable production all year round, compared with other farming methods (such as net-pen or pond culture).

Solomon Lee, the Chairman and CEO of Sino Agro Food Inc., stated, “The significant progress we have made restructuring our business and completing legal due diligence has helped with our preparation for the anticipated carve-out and subsequent spin-off of our aquaculture operations, which is designed to provide greater clarity to investors and to drive current and future value for the business and its stakeholders. Tri-way, as an independent entity, will be listed on the public markets where it is expected to trade at a market value commensurate with its peers, unleashing value for shareholders.”

Mr. Lee continued, "We continue to make solid progress toward our vision to build the world’s largest, indoor APRAS aquaculture farm, which will produce live shrimp, prawns, fish and eels. As we move forward with this strategic plan we are confident that our APRAS technology, high-margin seafood sales, and ability to scale means we are uniquely positioned to capitalize on increasing consumer demand from China’s burgeoning middle class.”

The aquaculture spin-off strategy

Spinning off Tri-way into an independent company is expected to provide the investor community with greater clarity into the financial and operational structure of the aquaculture business, and facilitate growth in the company. Sino Agro Food, Inc. believes creating a stand-alone company, afforded with a talented management team, top ranked auditor, as well as meeting the requirements set forth by the Stock Exchange, including corporate governance, will provide the necessary foundation for long-term value creation. In addition to providing dividend shares to current shareholders of Sino Agro Food, Inc., the Company, itself, will maintain a stake in Tri-way. As mentioned, Tri-way is underway with efforts toward listing on a senior exchange where it will trade as a pure aquaculture play, unlocking value for shareholders.

*The Company has recently changed the terminology it uses to refer to each farm because it is interchanging the species of seafood and prawns at its various farms. Referring to each as “aquaculture farms (“AF”)” is now more accurate. Fish Farm 1 becomes AF1 and Prawn Farms 1 through 4 become AF2 - 5. These labels will be forthcoming in the Company’s financial reports and collateral as the carve-out materializes.

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 429 million in 2015. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations Contacts

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / 212-896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

erik.ahl@sinoagrofood.com

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